Exhibit 99.1
For Immediate Release
VNUS Medical Technologies Appoints Dennis Rosenberg
as Vice President, Marketing and International Sales
SAN JOSE, Calif. – July 29, 2005 – VNUS® Medical Technologies, Inc (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the appointment of Dennis Rosenberg as Vice President, Marketing and International Sales.
Rosenberg joins VNUS with 18 years of experience in the medical device industry. Most recently, he was founder and owner of Metaphor Media, a marketing communications firm specializing in medical device clients, including Boston Scientific, Cryovascular Systems and Acueity. Prior to that, he was co-founder and Vice President, Marketing and Sales, of MD DataDirect, Atlantis Catheter Company and Eclipse Surgical Technologies. Mr. Rosenberg studied film and television production and computer programming at New York University, graphic design at The New School, and computer graphics at the University of California, Santa Cruz.
VNUS President and Chief Executive Officer Brian Farley stated, “Dennis Rosenberg is a proven industry veteran, and we will look to him for leadership of our global marketing programs and international sales force. His broad experience with medical device and consumer marketing in the U.S. and Europe will be key to the continued growth and penetration of the VNUS Closure® system among physician practices and their patients worldwide.”
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Contact:
Brian Farley
President and Chief Executive Officer
Phone: 408-473-1199
ir@vnus.com